UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): July 24, 2003



                    AMERICAN WATER STAR, INC.
     (Exact Name of Registrant as Specified in its Charter)



       Nevada               000-22785                 87-0636498
     (State of             (Commission              (IRS Employer
    Incorporation)          File No.)             Identification No.)



                4560 S. Decatur Blvd., Suite 301
                    Las Vegas, Nevada  89103
            (Address of Principal Executive Offices)

 Registrant's Telephone Number, including area code: (702) 740-7036


  (Former Name or Former Address, if changed Since Last Report)


ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

On July 24, 2003, Thomas F. Krucker submitted his resignation from American Water Star, Inc.'s Board of Directors and his positions as Chief Financial Officer and Secretary/Treasurer. The Board of Directors elected Jerry Ludeman to fill the vacancy created by Mr. Krucker's resignation to serve until the next Annual Meeting of Shareholders or until his successor has been duly elected and qualified. The Board then appointed the following slate of officers to serve in the capacities set forth opposite their names:

     Roger Mohlman  Chief Executive and Financial Officer,
                    President and Treasurer

     Jerry Ludeman  Executive Vice President, Secretary

For additional information, please see the Press Release attached hereto at Exhibit 99. Following is a summary of Mr. Ludeman's background.

Jerry H. Ludeman

In July 2003, Mr. Ludeman rejoined the Company as a member of the Board of Directors, Executive Vice President and Secretary. Mr.
Ludeman previously served as a director and Executive Vice
President of the Company from February 2002 until he resigned to pursue other avenues in July of 2002.

Mr. Ludeman has amassed a quarter century of expertise in domestic and international marketing and sales, with emphasis in direct distribution channels and networks in the food and beverage markets. From March 2001 to February 2003, Mr. Ludeman served as a director and CEO of Geyser Products, LLC, a company which specialized in the marketing and distribution of bottled beverages. From 1989 to 2001, Mr. Ludeman was the President and CEO of Next Age, Inc. (formerly Barrington Food Group, Inc.), a national and international food and beverage marketing organization. Mr. Ludeman headed the marketing of products through food broker networks, supermarkets, mass merchandising, wholesale club stores and convenience stores. From 1977-1989, Mr. Ludeman served as Vice President of Sales and National Sales Manager of Orval Kent Food Company, a Division of Pet Foods Company. From 1966-1976, Mr. Ludeman served as Vice President of International Sales of LubriTech Racing Products, where he was responsible for setting up distribution worldwide and the creation of their private label division.

ITEM 7.  EXHIBITS

The following is an index and description of the exhibits to this Report.

   Number    Description

     99      Press Release dated July 30, 2003.


                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AMERICAN WATER STAR, INC.


                                   By: /s/
                                      Roger Mohlman,
                                      President and Chief
                                      Executive and Financial
                                      Officer

                                   Date:     July 31, 2003